SUBLEASE


        This Sublease is  made the date  executed herein below,  between
   Chadrach,  Inc.   d/b/a   Dallas  Moving   Systems   ("Lessee")   and
   BeautiControl Cosmetics, Inc. ("Sublessee").

                                 RECITALS

        1. Lessee has leased approximately 42,760 square feet of warehouse and office space at the property commonly known as 1815-2015 Surveyor, Carrollton, Texas (the "Building" or the "Premises") from Crow Carrara No. 2 ("Lessor"), under that certain lease dated June 7, 1991 and subsequently amended on October 6, 1992 and further amended on November 20, 1995 ("Underlying Lease") attached hereto as Exhibit A and incorporated herein by this reference.

        2. Sublessee desires to sublet from Lessee and Lessee desires to sublet to Sublessee the Premises known as 1815 Surveyor, Carrollton, Texas (the "Sublease Premises") containing approximately 21,345 square feet pursuant to the terms and conditions contained in this sublease agreement ("Sublease").

        In  consideration  of  the  mutual  covenants,  conditions   and
   agreements contained herein, the parties agree as follows:

                                SECTION ONE
                          DESCRIPTION OF PREMISES

        Lessee shall demise to Sublessee the Sublease Premises as described in Paragraph 2 above.

                                SECTION TWO
                            PURPOSE OF SUBLEASE

        The Sublease Premises demised under this Sublease are to be used by Sublessee for warehouse and office purposes for the conduct of Sublessee's business and all uses reasonably related thereto.

                               SECTION THREE
                             TERM OF SUBLEASE


        The term of this Sublease shall commence on the earlier of occupancy or August 15, 1997 (the "Commencement Date") and shall end on the last day of December 1998

                               SECTION FOUR
                                   RENT

        Notwithstanding the language in Paragraph 2.A of the Underlying Lease, Sublessee shall pay to Lessee in equal monthly installments base monthly rent during the term of this Sublease in advance as follows:

                               Months      Base Rent

                                 1         $2,295.16
                               2 - 7       $4,446.88 per month

        Additionally, Sublessee shall be responsible for payment of its proportionate share of the expenses due per Paragraph 2.C of the Underlying Lease. The amount of the initial monthly escrow payments are as follows:

                  Tax Escrow Payment                   $1,020.83
                  Insurance Escrow Payment             $   63.90
                  Common Area Charge
                  (landscaping, common area water      $  366.90
                  &electric & building maintenance)

                  Initial Monthly Payment Total        $5,898.51


        Payments shall be made on the first day of each and every month, at the Lessee's office, 2015 Surveyor, Carrollton, Texas, or at such other place as Lessee may designate in writing.

                               SECTION FIVE
                          SERVICES AND UTILITIES

    Subject to the provisions of the Underlying Lease, Lessee shall furnish utility services to Sublessee. Any other utilities required by Sublessee in the Sublease Premises not provided in the Underlying Lease and all telephone services shall be obtained by and at the expense of Sublessee.Sublessee shall pay for all utility services provided to the Sublease Premises.

                                SECTION SIX
                         CASUALTY DAMAGE OR INJURY

        If the Sublease Premises shall be destroyed or damaged by any acts of war, the elements, including earthquake, or fire, to such extent as to render the Sublease Premises untenantable in whole or in substantial part, the Lessee or Sublessee shall have the right to declare this Sublease terminated.

                               SECTION SEVEN
                 COMPLIANCE WITH UNDERLYING LEASE AND LAWS

        Sublessee shall not cause or allow any undue waste on the Sublease Premises and shall comply with all applicable laws and ordinances respecting the use and occupancy of the Sublease Premises relating to matters not covered elsewhere in this Sublease, provided that Sublessee shall not be required to make any alterations, additions, or improvements to the Sublease Premises in order to conform with this Sublease.

        This Sublease and Sublessee's rights under this Sublease shall at all times be subject and subordinate to the Underlying Lease identified in Paragraph 1 hereof and Sublessee shall perform all obligations of Lessee under said Lease, and otherwise abide by all of the terms of said Lease, with respect to the Sublease Premises. Sublessee acknowledges that any termination of the Underlying Lease shall extinguish this Sublease. Lessor's consent to this Sublease shall not make Lessor a party to this Sublease, shall not create any privity of contract between Lessor and Sublessee or other contractual liability or duty on the part of Lessor to the Sublessee, shall not constitute Lessor's consent or waiver of consent to any subsequent sublease or sub-sublease, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Lessor and Lessee under the Underlying Lease, in respect of the Sublease Premises.

                               SECTION EIGHT
                                  REPAIRS

        Subject to the obligations of Lessor, if any, in the Underlying Lease, Sublessee shall maintain the Sublease Premises in good repair and tenantable condition during the continuance of this Sublease.

                               SECTION NINE
                  ALTERATIONS, ADDITIONS, OR IMPROVEMENTS

        Sublessee shall not make any alterations, additions, or improvements on or to the Sublease Premises without first obtaining the written consent of Lessor, and all alterations, additions, and improvements that shall be made shall be at the sole expense of Sublessee. Lessee shall close off the demising wall or any other points of egress and/or ingress between 1815 and 2015 Surveyor.

                                SECTION TEN
                                   LIENS

        Sublessee shall keep the Sublease Premises free and clear of all liens arising out of any work performed, materials furnished, or obligations incurred by Sublessee.

                              SECTION ELEVEN
                     SALES, ASSIGNMENTS, AND SUBLEASES

        Sublessee  shall  not  assign   this  Sublease,  or  sublet   or
   otherwise encumber the Sublease Premises, or any part thereof or interest therein, without the prior written consent of Lessee and Lessor.

                              SECTION TWELVE
                              QUIET ENJOYMENT

        Subject to the terms of this Sublease, and subject to the Lessor's consent to this Sublease, if Sublessee performs the terms of this Sublease, Lessee will warrant and defend Sublessee in the enjoyment and peaceful possession of the Sublease Premises during the term hereof without any interruption by Lessee or any person rightfully claiming under Lessee.


                               SECTION THIRTEEN
                               DEFAULT BY LESSEE

        If either party fails or neglects to perform the Sublease or the provisions of the Underlying Lease, then the other party may terminate this Sublease. The Lessee and Sublessee agree to provide Lessor copies of all default notices issued by either party to the other party under this Sublease.

                               SECTION FOURTEEN
                                WAIVER OF BREACH

        The waiving of any of the provisions of this Sublease by any party shall be limited to the particular instance involved and shall not be deemed to waive any other rights in the same or any other terms of this Sublease.

                              SECTION FIFTEEN
                         TERMINATION AND SURRENDER

        Sublessee shall surrender possession of the Sublease Premises on the last day of the term of the Sublease.

                              SECTION SIXTEEN
                       REMOVAL OF PERSONAL PROPERTY

        Sublessee shall have the right to remove all personal property, trade fixtures, and office equipment, whether attached to the Sublease Premises or not, provided that these items can be removed without serious damage to the Sublease Premises. All holes or damages to the Sublease Premises caused by removal of any items shall be promptly restored or repaired by Sublessee. Sublessee shall be entitled to remove any electrical service connections installed by Sublessee that were designed specifically for Sublessee.

                                SECTION SEVENTEEN
                                INTEREST OF SUCCESSORS

        The covenants and agreements of this Sublease shall be binding on the successors and assigns of Lessee and on the successors and assigns of Sublessee but only to the extent herein specified.

                             SECTION EIGHTEEN
                                  NOTICES

        Except where otherwise required by statute, all notices given pursuant to the provisions hereof may be sent by first class or certified mail, postage prepaid, for Lessee to Dallas Moving Systems/Wheaton Van Lines, Inc., Attn: Mr. Steve Lunning, 2015 Surveyor, Carrollton, Texas and for Sublessee to BeautiControl Cosmetics, Inc., Attn: Mr. Bob Esson, 3311 Boyington, Suite 400, Carrollton, Texas or the last know mailing address of the party for whom the notice is intended.

                             SECTION NINETEEN
                            COSTS OF LITIGATION

        If any legal action is instituted to enforce this Sublease, or any part hereof, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs from the other party.

   LESSEE: Chadrach Inc. d/b/a        SUB LESSEE:
           DALLAS Moving Systems      BEAUTICONTROL COSMETICS, INC


   By:       /s/                      By:     /s/
   Its:      President                Its:    C.O.O
   Date:     6-12-97                  Date:   5/30/97

   July 14,1997
                                         4802 West
                                         Texas Commerce Tower
                                         2200 Ross Avenue, LB-145
                                         Dallas, Texas 75201
                                         (214) 754-1750
                                         Fax (214) 754-1754
   Mr. Bob Esson
   BeautiControl Cosmetics, Inc.
   3311 Boyington
   Suite 400
   Carrollton, TX 75006

   Re:1815 Surveyor Road
      Carrollton, TX

   Dear Mr. Esson:

   Please accept.this letter as the Landlord's acknowledgment that upon the expiration of the sublease between Chadrach, Inc. and BeautiControl Cosmetics, Inc. for the approximately 21,345 square foot facility at 1815 Surveyor Road, Landlord grants BeautiControl Cosmetics, Inc. an option to lease the reference space for nine (9) months

   In the event BeautiControl Cosmetics, Inc. desires to exercise said option, BeautiControl Cosmetics, Inc. must provide Landlord with written notice of its intent to exercise the option six (6) months prior to the expiration of the Sublease. The rental during the nine
   (9) month option term shall be at the fair market rental then in effect on equivalent properties, of equivalent size and a new lease agreement must be agreed to directly between the Landlord and BeautiControl Cosmetics, Inc.

   In the event BeautiControl Cosmetics, Inc. fails to deliver such written notice within the time period set forth above, BeautiControl Cosmetics, Inc.'s right to exercise the option hereof shall expire and be of no further force and effect. In the event Landlord and BeautiControl Cosmetics, Inc. fail to agree to in writing upon the fair market value and the form of the lease agreement within fifteen
   (15) days after exercise by BeautiControl Cosmetics, Inc. of this lease option, then BeautiControl Cosmetics, Inc.'s right hereunder to exercise the option shall become null and void.

   If you are in agreement, please sign below and return to my attention.

   Sincerely,
   Crow Carrara No. 2               Agreed and Accepted:
   By: BCO Dallas Industrial,
   LTD., General Partner

    /s/ Barbara A. Erhart           /s/ Robert Esson
        Barbara A. Erhart           Mr. Bob Esson
   Vice President of 12BCO, Inc.,   Senior Vice President - Distribution
   General Partner of SCO           BeautiControl Cosmetics, Inc
   Dallas Industrial, LTD

                             CONSENT OF LESSOR
                           TO SUBLEASE OF LEASE

                                 RECITALS:

        A. CROW-CARRARA NO. 2, (hereinafter referred to as "Lessor") entered into that certain lease (the "Lease") dated June 7, 1991 and subsequently amended on October 6, 1992 and further amended on November 20, 1995, with Chadrach, Inc. d/b/a Dallas Moving Systems (hereinafter referred to as "Lessee").

        B. Lessee desires to sublease a portion of its interest as Lessee in and to the Lease to BeautiControl Cosmetics, lnc. in its corporate capacity (hereinafter referred to as "Sublessee").

        C. Pursuant to the provisions of the Lease, Lessee has requested that the Lessor consent to the sublease of approximately 21,345 square feet known as 1815 Surveyor, Carrollton, Texas, to Sublessee.

                                 CONSENT:

        Lessor consents to the sublease of the Lease to Sublessee on the express conditions that (1) Lessee shall remain fully and completely liable for all of the obligations under the Lease, (2) this consent will not be deemed to be a consent to any subsequent assignment or sublease and that no further assignment or subletting of all or any portion of the premises subject to the Lease will be made without the prior written consent of the Lessor, (3) any rights or remedies of Sublessee, if any, will be solely against Lessee and neither sublease of the Lease or this consent will give any rights under the Lease; (4) if the Lease is terminated, in addition to all other rights and remedies of Lessor, the sublease of the Lease shall be automatically terminated, (5) no modification or amendment of the sublease of the Lease will be made without prior written consent of Lessor and (6) if any conflict between the Lease and sublease exists, the Lease will control.

        Lessor consents to Sublessee installing and removing air-conditioning units to the Sublease Premises upon the submittal of acceptable plans and specifications by the Sublessee to the Lessor. All costs and expense associated with the installation and removal of the air-conditioning units shall be at the sole cost and expense of the Sublessee. The construction, erection, installation and removal thereof shall comply with all applicable governmental laws, ordinances, regulations and with Lessor's specifications and requirements. All installation and restoration shall be performed in a good and workmanlike manner so as not to damage or alter the structure or structural qualities of the building and other improvements situated on the Sublease Premises or which the Sublease Premises are a part.

   APPROVED:

   CROW-CARRARA NO.2

   By: BCO Dallas Industrial, Ltd. General Partner


   By: /s/ Barbara A. Erhart
           Barbara A. Erhart
           Vice President of 12 BCO, Inc.
   Title: General Partner of BCO Dallas Industrial Ltd.